SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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The Immune Response Corporation (Name of Registrant as Specified In Its Charter)

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4)	Date Filed: November 1, 2002

EXPLANATORY NOTE

In the revised Proxy Statement of The Immune Response Corporation (the “Company”) filed with the Securities and Exchange Commission on October 17, 2002, there was an error in the 10-Year Option Repricings table that has now been corrected, as reflected below. The error appeared in the Market Price of Stock at Time of Repricing and New Exercise Price columns. The table indicates that the Market Price of Stock at Time of Repricing and the New Exercise Price was $0.54, which did not account for the 1-for-4 stock split, effective October 9, 2002. The actual price is $2.16. There are no other revisions, corrections or amendments to the Company’s revised Proxy Statement filed on October 17, 2002.

10-Year Option Repricings

Name	Date of Repricing	Number of Securities Underlying Options Repriced	Market Price of Stock at Time of Repricing	Exercise Price at Time of Repricing	New Exercise Price	Length of Original Option Term Remaining at Date of Repricing
Dennis J. Carlo	8/30/2002	6,498	$2.16	$3.25	$2.16	31 Months
	8/30/2002	5,258	$2.16	$3.13	$2.16	32 Months
	8/30/2002	7,896	$2.16	$6.56	$2.16	41 Months
	8/30/2002	3,810	$2.16	$7.75	$2.16	46 Months
	8/30/2002	3,052	$2.16	$8.19	$2.16	52 Months
	8/30/2002	2,487	$2.16	$10.06	$2.16	63 Months
	8/30/2002	12,512	$2.16	$10.06	$2.16	64 Months
	8/30/2002	1,414	$2.16	$8.875	$2.16	75 Months
	8/30/2002	4,077	$2.16	$7.063	$2.16	86 Months
	8/30/2002	8,024	$2.16	$5.938	$2.16	95 Months
	8/30/2002	38,517	$2.16	$5.938	$2.16	97 Months
	8/30/2002	—	$2.16	$3.938	$2.16	103 Months

In connection with Dr. Carlo’s resignation as our President and Chief Executive Officer, we entered into with Dr. Carlo an Employment Agreement and General Release which provided for, among other things, the repricing of 97,762 options previously granted to Dr. Carlo. Each of the stock options affected by this repricing will vest on the date which is six (6) months after Dr. Carlo ceases to provide continuous service to the Company (either as an employee or a consultant). All other provisions of the repriced stock options are to remain the same.